Exhibit 7.3

Strategic Alliance Agreement

AGREEMENT, made as of the 1st day of  June, 2010 between iMedicor, Inc., a Nevada corporation with offices at 523 Avalon Garden Drive, Nanuet, New York 10954 (hereinafter referred to as “iMedicor”) and Patient Access Solutions, Inc (PAS), a Nevada corporation whose offices are located at 245 Marcus Blvd., Hauppauge, NY 11788,

W I T N E S E T H

WHEREAS, the parties wish to enter into an agreement pursuant to which each company, iMedicor and PAS will act as an Agent to the other on the terms and conditions hereinafter set forth,

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, it is agreed as follows:

1.	iMedicor hereby engages PAS as an independent strategic alliance partner and not as an employee, on a non-exclusive basis, and PAS hereby accepts such engagement in accordance with the terms hereof.
2.
PAS hereby engages iMedicor as an independent strategic alliance partner and not as an employee, on a non-exclusive basis, and iMedicor hereby accepts such engagement in accordance with the terms hereof.

3.
PAS will market IMedicor products and services and provide IMedicor with its knowledge, information, expertise and contacts in the healthcare field as it pertains to its areas of expertise and its client base. This will include, but not be limited to: international and domestic sales of products services or systems, educational resources, establishing additional sales channels and partnering agreement and deployment of existing services to its client base.  Such services will include, but will not be limited to, developing new sales channels and revenue opportunities for IMedicor products and services throughout the United States or foreign markets.  For the purposes of this Agreement, developing new clients shall mean introducing IMedicor personnel to senior persons affiliated with the aforementioned institutions; arranging meetings between same; independently representing IMedicor or accompanying designated IMedicor personnel to such meetings and, in general, exercising PAS’s best efforts to bring about a contract or agreement between IMedicor and the institutions for iMedicor’’ products and services.

4.
iMedicor will market PAS products and services and provide PAS with its knowledge, information, expertise and contacts in the healthcare filed as it pertains to its areas of expertise and its client base. This will include, but not be limited to: international and domestic sales of products services or systems, educational resources, establishing additional sales channels and partnering agreement and deployment of existing services to its client base.  Such services will include, but will not be limited to, developing new sales channels and revenue opportunities for PAS products and services throughout the United States or foreign markets.  For the purposes of this Agreement, developing new clients shall mean introducing PAS personnel to senior persons affiliated with the aforementioned institutions; arranging meetings between same; independently representing PAS or accompanying designated PAS personnel to such meetings and, in general, exercising iMedicor’s best efforts to bring about a contract or agreement between PAS and the institutions for PAS’ products and services.

a.
It is understood that in order to avoid conflicts of interest and duplication of efforts, PAS and iMedicor shall not solicit any such aforementioned institutions without the prior written approval of the other CEO or other authorized officer or director of IMedicor or PAS, whichever the case may be. In the event that such unauthorized solicitation should occur, no commissions shall be due and owing PAS or iMedicor hereunder.

3.           As full compensation for services hereunder, PAS and iMedicor will be paid fees as reflected in “ATTACHMENT A” of this agreement. Each revenue producing opportunity will be designated under separate attachments to this agreement stating: scope of work, pricing model, revenue split, expenses, revenue splits with other partners, agent commissions and other information as deemed appropriate by either or both parties. PAS and iMedicor will bear all of its own expenses, including travel and entertainment unless so directed and approved in advanced by mutual agreement.

Although the engagement hereunder is not exclusive, during the term of the Agreement, the parties will not, directly or indirectly engage in any business or consult with, give advice to or have any interest in any company or other entity, either on his own behalf or for others, if such business or the business of such company or entity is similar to or is competitive with the business of the strategic alliance or of its affiliates or divisions, without the written consent of the other party.

 5.           PAS acknowledges and agrees:

            a) That IMedicor business deals largely with trade secrets, technical know how, operating methods and procedures, secret lists of actual and potential customers and employees and other confidential information (hereinafter collectively referred to as “Data”) which are valuable assets and property rights to IMedicor;
           b) That the PAS alliance by IMedicor necessarily requires and will require knowledge of and familiarity with the data or parts thereof and that such knowledge is being and will be acquired by the PAS in a relation of trust and confidence to IMedicor;

            c)  That at all times during this engagement, and for a period of one (1) year thereafter, the PAS will not use or disclose, directly or indirectly any of the data or any knowledge thereof obtained during or as a result of the engagement of the PAS by IMedicor.

iMedicor acknowledges and agrees:

            a) That PAS business deals largely with trade secrets, technical know how, operating methods and procedures, secret lists of actual and potential customers and employees and other confidential information (hereinafter collectively referred to as “Data”) which are valuable assets and property rights to PAS;

           b) That the iMedicor alliance by PAS necessarily requires and will require knowledge of and familiarity with the data or parts thereof and that such knowledge is being and will be acquired by the iMedicor in a relation of trust and confidence to PAS;

            c)  That at all times during this engagement, and for a period of one (1) year thereafter, iMedicor will not use or disclose, directly or indirectly any of the data or any knowledge thereof obtained during or as a result of the engagement of iMedicor by PAS.

6.           This agreement is of a unique nature and of extraordinary value and of such a character that a breach of hereof by iMedicor or PAS will result in irreparable damage and injury to either company for which either company will not have any adequate remedy at law and thus PAS agrees in advance to injunctive relief if IMedicor needs to go to court to enforce its rights, and iMedicor agrees in advance to injunctive relief if PAS needs to go to court to enforce its rights. This provision shall survive any termination hereof.

7.           This agreement shall commence on the date first indicated above and will continue for three years.  However, this agreement may be terminated by either company at any time prior to the termination date by giving a minimum of ninety (90) days prior written notice thereof to the other. Any commissions due will be honored for one full calendar year in the event of termination by either Company for any purpose, or for the duration of the existing client contract whichever is longest, including commissions that would come due from prospects previously introduced by either company.

8.           The foregoing, including “Attachment A’ constitutes the entire agreement between the parties, and any other agreements or representations, whether verbal or written, if not contained herein, are void, of no effect, and are not binding upon the parties.

9.           No valid modification, amendment, or deletion may be made to this agreement except in writing and executed by the parties in substantially the same manner as this agreement.

10.           Any and all notices required hereunder shall be delivered by certified mail, return receipt requested, or by facsimile, overnight courier or personal delivery to each party’s last known address and shall be deemed given at the time of mailing.

11.           If any portion of this agreement shall be found to be void, voidable or unenforceable, it shall not affect the validity of the remainder of the agreement.

12.           This agreement shall be construed in accordance with, and governed by, the laws of the State of New York.

Agreed to this 2nd day of June, 2010

IMEDICOR, INC.	PAS

By: /s/Fred Zolla	By: /s/Bruce Weitzberg
Fred Zolla	Bruce Weitzberg
CEO	CEO / President

ATTACHMENT “A”

Project:	Puerto Rico / MedLink EMR

Primary contact:	Secure EDI

Revenue split:	LLC Third party commission comes off the top of the gross sale. PAS and iMedicor will split the remainder 50 / 50

Gross sale:	$19.95 per month per doctor

LLC Commission:	$5.00 per doctor per month